Exhibit 10.1

TCF FINANCIAL CORPORATION

2013 MANAGEMENT INCENTIVE PLAN - EXECUTIVE

1.              This TCF Financial Corporation 2013 Management Incentive Plan – Executive (this “Plan”) is effective for the 2013 fiscal year of TCF Financial Corporation (“TCF Financial”).  This Plan is subject to the terms and conditions of the TCF Performance-Based Compensation Policy for Covered Executive Officers, as approved effective January 1, 2013 (the “Performance-Based Plan”) in the event the participant is a “Covered Executive Officer” (as defined in the Performance-Based Plan).

2.              Each participant in this Plan shall be given a copy of this Plan and be required to sign an acknowledgment of its terms.  The participants in the Plan are those approved by the Compensation/Nominating/Corporate Governance Committee (the “Committee”) of the TCF Financial Board of Directors.

3.              The Committee shall select the employees to be participants in this Plan.  The performance of participants under this Plan will be initially evaluated by the Chief Executive Officer of TCF Financial (the “CEO”) who will forward all recommendations to the Committee for approval.  The Committee shall evaluate the performance of the CEO and the other Covered Executive Officers and shall consider and evaluate all matters it deems appropriate in its sole discretion, subject to the limits imposed on such discretion under the Performance-Based Plan.

4.              Each participant is eligible to receive a cash incentive award in an amount not to exceed 200% of his or her base salary as in effect on January 24, 2013 (“base salary”), based on the following criteria (subject to paragraph 5):

•      Pre-tax, Pre-Provision Return on Assets (“PPROA”) Goal (100%).  Each participant is eligible to receive a cash incentive award in an amount not to exceed:

•       50% of his or her base salary if TCF Financial’s PPROA for 2013 is in the second quartile of TCF Financial’s 2013 Peer Group; or

•       100% of his or her base salary if TCF Financial’s PPROA for 2013 is in the first quartile of TCF Financial’s 2013 Peer Group.

•      Non-Performing Assets (“NPA”) and Provision for Loan and Lease Losses (“PLL”) Goals (100%).  Each participant is eligible to receive a cash incentive award in an amount not to exceed:

•      100% of his or her base salary if both TCF Financial’s NPA and PLL at or for the year ended December 31, 2013 are lower than at or for the year ended December 31, 2012; or

•      50% of his or her base salary if either TCF Financial’s NPA or PLL at or for the year ended December 31, 2013 is lower than at or for the year ended December 31, 2012.

PPROA, NPA and PLL will be calculated as provided in the Performance-Based Plan (excluding extraordinary items).  The 2013 Peer Group will be determined in accordance with the description in TCF Financial’s proxy statement for the 2013 annual meeting of its stockholders.

In the event that the PPROA, NPA and PLL performance goals are not approved by stockholders at the 2013 annual meeting, then each participant will be eligible to receive a cash incentive award not to exceed 200% of his or her base salary if Net Income for 2013 exceeds $103.1 million.  Net Income will be calculated as provided in the TCF Performance-Based Compensation Policy for Covered Executive Officers, as approved effective January 1, 2011.

5.              The Committee may in its discretion, reduce or eliminate the amount of the incentive determined under paragraph 4 of this Plan for any reason.  The Committee has authority to make interpretations under this Plan and to approve the calculations made in accordance with paragraph 4.  Incentive compensation under this Plan will be paid in cash as soon as possible following certification of the performance goals by the Committee, but no later than March 15, 2014.  A participant need not be employed by TCF Financial (or the same subsidiary as employed by on the date of this Plan) after December 31, 2013 in order to receive payment under the Plan.

6.              The Committee may amend this Plan from time to time as it deems appropriate, except that any such amendment shall be in writing and signed by both TCF Financial and the participant and no amendment may contravene requirements of the Performance-Based Plan.  This Plan shall not be construed as a contract of employment, nor shall it be considered a term of employment, nor as a binding contract to pay awards.

7.              This Plan is effective for service on or after January 1, 2013.

8.              While the participant is actively employed with TCF Financial or any of its subsidiaries, and, in the event of termination of employment by TCF Financial or any of its subsidiaries or the participant for any reason for a period of one year after the participant’s termination of employment, the participant agrees that, except with the prior written approval of the Committee, the participant will not offer to hire, entice away, or in any manner attempt to persuade any officer, employee, or agent of TCF Financial or any of its subsidiaries to discontinue his or her relationship with TCF Financial or any of its subsidiaries nor will the participant directly or indirectly solicit, divert, take away or attempt to solicit business of TCF Financial or any of its subsidiaries as to which the participant has acquired any knowledge during the term of the participant’s employment with TCF Financial or any of its subsidiaries.

9.              This Plan shall be governed by, and construed in accordance with, the laws of the State of Minnesota.

Acknowledgement

I have received, read, and acknowledge the terms of the foregoing Plan.

March 6, 2013
Date	Signature